UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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NEUROMETRIX, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NeuroMetrix, Inc.
62 Fourth Avenue
Waltham, Massachusetts 02451

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The annual meeting of stockholders of NeuroMetrix, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, May 23, 2007, at 8:30 a.m., local time, at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, MA 02109, for the following purposes:

1.                To elect two members to the Board of Directors as Class III directors, to serve until our 2010 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal.

2.                To ratify the selection of PricewaterhouseCoopers LLP to serve as our independent auditors for the year ending December 31, 2007.

3.                To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Stockholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on Monday, April 2, 2007, the record date fixed by the Board of Directors for such purpose.

By Order of the Board of Directors,
Shai N. Gozani, M.D., Ph.D. Chairman, Chief Executive Officer and President
Waltham, Massachusetts April 23, 2007

Stockholders are requested to sign the enclosed proxy card and return it in the enclosed stamped envelope by return mail.
—OR—
Stockholders may also complete a proxy via the internet or by telephone in accordance with the instructions listed on the proxy card.

April 23, 2007

NeuroMetrix, Inc.
62 Fourth Avenue
Waltham, Massachusetts 02451

PROXY STATEMENT

This proxy statement and the enclosed proxy card are being mailed to stockholders on or about April 23, 2007 and are furnished in connection with the solicitation of proxies by the Board of Directors of NeuroMetrix, Inc. for use at our 2007 annual meeting of stockholders to be held on Wednesday, May 23, 2007 at 8:30 a.m., local time, at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109, and at any adjournments or postponements thereof.

Only stockholders of record as of the close of business on April 2, 2007 will be entitled to vote at the meeting and any adjournments or postponements thereof. As of that date, 12,607,446 shares of our common stock, $0.0001 par value per share, were issued and outstanding. Each share outstanding as of the record date will be entitled to one vote, and stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder’s right to attend the meeting and vote in person, although the presence (without further action) of a stockholder at the annual meeting will not constitute revocation of a previously given proxy. Any stockholder delivering a proxy has the right to revoke it by either: (1) filing a written revocation with our Secretary at NeuroMetrix, Inc., 62 Fourth Avenue, Waltham, Massachusetts 02451; (2) submitting a new proxy by telephone, internet or proxy card after the date of the previously submitted proxy; or (3) appearing in person at the meeting and voting by ballot at the annual meeting.

An Annual Report to Stockholders, containing financial statements for the year ended December 31, 2006, is being mailed together with this proxy statement to all stockholders entitled to vote. It is anticipated that this proxy statement and the accompanying proxy will be first mailed to stockholders on or about April 23, 2007.

The representation in person or by proxy of at least a majority of all shares of common stock issued, outstanding and entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee for election as director, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. An automated system administered by our transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately.

Each of the persons named as proxies in the proxy is one of our officers. All properly executed proxies returned in time to be cast at the meeting will be voted. With respect to the election of a Class III director, any stockholder submitting a proxy has a right to withhold authority to vote for the nominees to the Board of Directors in the manner provided on the proxy. The stockholders also will act upon a proposal to ratify the selection of the Company’s independent auditors.

The Board of Directors knows of no other matter to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as proxies in the proxy.

BOARD MATTERS AND CORPORATE GOVERNANCE

Board of Directors

Our amended and restated certificate of incorporation provides for a classified board of directors consisting of three staggered classes of directors (Class I, Class II and Class III). The members of each class of our Board of Directors serve for staggered three-year terms, with the terms of our Class I, Class II and Class III directors expiring upon the election and qualification of directors at the annual meetings of stockholders held in 2008, 2009 and 2007, respectively. Currently:

•       our Class I directors are Allen J. Hinkle, M.D. and Jonathan T. Lord, M.D.;

•       our Class II directors are Shai N. Gozani, M.D., Ph.D. and Charles R. LaMantia; and

•       our Class III directors are David E. Goodman, M.D. and W. Mark Lortz.

Our Board of Directors has determined that Dr. Goodman, Dr. Hinkle, Mr. LaMantia, Dr. Lord and Mr. Lortz are independent directors for purposes of the corporate governance rules contained in the Marketplace Rules of the National Association of Securities Dealers, Inc., or the Nasdaq rules. Our Board of Directors held five meetings during 2006. During the fiscal year 2006, all of our Directors, except Dr. Lord, attended more than 75% of the aggregate of (i) the total number of meetings of our Board of Directors (held during the period for which he has been a director) and (ii) the total number of meetings held by any committees of our Board of Directors on which such director served.

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee.

Board Committees and Meetings

Audit Committee

Our Board of Directors has an Audit Committee consisting of Dr. Goodman and Messrs. LaMantia and Lortz. The Audit Committee operates pursuant to a charter that was approved by our Board of Directors, a copy of which is available on our website at http://www.neurometrix.com under the heading “Investors” and subheading “Corporate Governance”. The purposes of the Audit Committee are to, among other functions, (1) oversee our accounting and financial reporting processes and the audits of our financial statements, (2) take, or recommend that our Board of Directors take, appropriate action to oversee the qualifications, independence and performance of our independent auditors, and (3) prepare the audit committee report required to be included in our annual proxy statements. Dr. Goodman and Messrs. LaMantia and Lortz are all “independent” as that term is defined in the rules of the SEC and the applicable Nasdaq rules relating to audit committee members. Our Board of Directors has determined that Messrs. Lortz and LaMantia both qualify as “audit committee financial experts” as such term is defined in the rules of the SEC. The Audit Committee held eight meetings during 2006.

Compensation Committee

Our Board of Directors has a Compensation Committee consisting of Dr. Goodman and Mr. Lortz. Dr. Goodman and Mr. Lortz are “independent directors” as that term is defined in the Nasdaq rules. The Compensation Committee operates pursuant to a charter that was approved by our Board of Directors, a current copy of which is available on our website at http://www.neurometrix.com under the heading “Investors” and subheading “Corporate Governance”. The purposes of the Compensation Committee are to, among other functions, (1) discharge our Board of Directors’ responsibilities relating to compensation of our directors and executives, (2) oversee our overall compensation programs and (3) review and discuss with management the Compensation Discussion and Analysis for inclusion in our annual proxy statement. The Compensation Committee held four meetings in 2006.

Nominating Committee

Our Board of Directors has a Nominating Committee consisting of Dr. Goodman and Mr. LaMantia. Dr. Goodman and Mr. LaMantia are both “independent directors” as that term is defined in the Nasdaq rules. The Nominating Committee operates pursuant to a charter that was approved by our Board of Directors, a current copy of which is available on our website at http://www.neurometrix.com under the heading “Investors” and subheading “Corporate Governance”. The purposes of the Nominating Committee are to, among other functions, identify individuals qualified to become board members, consistent with criteria approved by our Board of Directors, and recommend that our Board of Directors select the director nominees for election at each annual meeting of stockholders. The Nominating Committee held one meeting in 2006.

Policy Governing Director Attendance at Annual Meetings

The Board of Directors has adopted a formal policy that all directors are expected to attend our annual meetings of stockholders in person, unless doing so is impracticable due to unavoidable conflicts. All six of our directors attended the 2006 annual meeting.

Policies Governing Director Nominations

Securityholder Recommendations

The Nominating Committee’s current policy with regard to the consideration of director candidates recommended by securityholders is that it will review and consider any director candidates who have been recommended by one or more of our stockholders entitled to vote in the election of directors in compliance with the procedures established from time to time by the Nominating Committee. All securityholder recommendations for director candidates must be submitted to our Secretary at 62 Fourth Avenue, Waltham, Massachusetts 02451, who will forward all recommendations to the Nominating Committee. We did not receive any securityholder recommendations for director candidates for election at the 2007 annual meeting. All securityholder recommendations for director candidates for our 2008 annual meeting of stockholders must be submitted to our Secretary on or before December 25, 2007 and must include the following information:

•       the name and address of record of the stockholder;

•       a representation that the securityholder is a record holder of our stock entitled to vote in the election of directors, or if the securityholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934, as amended;

•       the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate;

•       a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time;

•       a description of all arrangements or understandings between the securityholder and the proposed director candidate;

•       the consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and

•       any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission.

Board Membership Criteria

The Nominating Committee has established criteria for Board membership. These criteria include the following specific, minimum qualifications that the Nominating Committee believes must be met by a Nominating Committee-recommended nominee for a position on the Board:

•       The nominee must have high personal and professional integrity, must have demonstrated exceptional ability and judgment, and must be expected, in the judgment of the Nominating Committee, to be highly effective, in conjunction with the other nominees to the Board, in collectively serving the interests of our company and stockholders.

In addition to the minimum qualifications for each nominee set forth above, the Nominating Committee will recommend that the Board select persons for nomination to help ensure that:

•       the Board will be comprised of a majority of “independent directors” in accordance with the Nasdaq rules;

•       each of our Audit, Compensation and Nominating Committees shall be comprised entirely of independent directors;

•       each member of our Audit Committee is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement; and

•       at least one member of the Audit Committee has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Finally, in addition to any other standards the Nominating Committee may deem appropriate from time to time for the overall structure and composition of the Board, the Nominating Committee, when recommending that the Board select persons for nomination, may consider whether the nominee has direct experience in the industry or in the markets in which we operate.

The Nominating Committee will recommend to the Board the nomination of the director candidates who it believes will, together with the existing Board members and other nominees, best serve our interests and the interests of our stockholders.

Identifying and Evaluating Nominees

The Nominating Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, the Chief Executive Officer, other executive officers, third-party search firms, or any other source it deems appropriate. The Nominating Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or that has been recommended to it by a securityholder in compliance with the Nominating Committee’s procedures for that purpose, and conduct inquiries it deems appropriate into the background of these proposed director candidates. In identifying and evaluating proposed director candidates, the Nominating Committee may consider, in addition to the minimum qualifications and other criteria for Board membership approved by the Nominating Committee from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of each proposed director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board. Based on these considerations, the Nominating Committee will recommend to the Board the nomination of the director candidates who it believes will, together with the existing Board members and other nominees, best serve the interests of our company and stockholders. The Nominating Committee will evaluate proposed director candidates who have been recommended by securityholders in compliance with the policies and procedures established by the Nominating Committee in the same manner as all other proposed director candidates being considered by the Nominating Committee, with no regard to the source of the initial recommendation of such proposed director candidate.

Communications with the Board

If you wish to communicate with any of our directors or the Board of Directors as a group, you may do so by writing to them at Name(s) of Director(s)/Board of Directors of NeuroMetrix, Inc., c/o Secretary, NeuroMetrix, Inc., 62 Fourth Avenue, Waltham, MA 02451.

We recommend that all correspondence be sent via certified U.S. Mail, return receipt requested. All correspondence received by the Secretary will be forwarded by the Secretary promptly to the addressee(s).

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or Controller and persons performing similar functions. A current copy of the Code of Business Conduct and Ethics is available on our website at http://www.neurometrix.com under the heading “Investors” and subheading “Corporate Governance,” and we intend to disclose on this website any amendment to, or waiver of, any provision of the Code of Business Conduct and Ethics applicable to our directors or executive officers that would otherwise be required to be disclosed under the SEC rules or, to the extent permitted, the Nasdaq rules. A current copy of the Code of Business Conduct and Ethics may also be obtained, without charge, upon written request directed to us at: NeuroMetrix, Inc., 62 Fourth Avenue, Waltham, Massachusetts 02451, Attention: Compliance Officer.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

Currently, we have two Class III directors with terms expiring at our 2007 annual meeting of stockholders, David E. Goodman M.D. and W. Mark Lortz. Following the recommendation of our Nominating Committee, our Board of Directors has nominated and recommends that each of Dr. Goodman and Mr. Lortz be elected as Class III directors, to hold office until our 2010 annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier resignation or removal. Dr. Goodman and Mr. Lortz have indicated their willingness to serve, if elected; however if Dr. Goodman and Mr. Lortz should be unable or unwilling to serve, the proxies will be voted for the election of substitute nominees recommended by our board of directors.

Vote Required

Directors are elected by a plurality of the votes cast by stockholders entitled to vote. This means that the two persons receiving the highest number of “FOR” votes will be elected as directors. Votes may be cast for or withheld from the nominee. Abstentions, broker non-votes and votes that are withheld are not included in the number of votes cast and will have no effect on the outcome of the election of the nominees.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ITS NOMINEES, DAVID E. GOODMAN, M.D. AND W. MARK LORTZ. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THESE NOMINEES UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

Information Regarding the Nominees, Other Directors and Executive Officers

The following table and biographical descriptions set forth certain information with respect to the nominees for election as Class III directors at the annual meeting, each continuing director who is not standing for election and the executive officers who are not directors, based on information furnished to us by each nominee, director and executive officer as of February 1, 2007.

Name	Age	Position
Shai N. Gozani, M.D., Ph.D.	43	Chairman of the Board, Chief Executive Officer and President
Gary L. Gregory	44	Chief Operating Officer
W. Bradford Smith	51	Chief Financial Officer and Secretary
Guy Daniello	62	Senior Vice President of Information Technology
Michael Williams, Ph.D.	50	Senior Vice President of Engineering
David E. Goodman, M.D.(1)(2)(3)	51	Director
Allen J. Hinkle, M.D.	56	Director
Charles R. LaMantia(1)(3)	67	Director
Jonathan T. Lord, M.D.	52	Director
W. Mark Lortz(1)(2)	55	Director

(1)          Member of Audit Committee

(2)          Member of Compensation Committee

(3)          Member of Nominating Committee

Director Nominees for Election at the Annual Meeting

David E. Goodman, M.D. has served as a member of our Board of Directors since June 2004. Dr. Goodman currently is an independent consultant providing product design, regulatory and analytical consulting services to medical device and biopharmaceutical companies and also served in this capacity from 2003 to 2004 and from 2001 to 2002. From 2005 to 2006, Dr. Goodman served as President and Chief Executive Officer of BaroSense, Inc., a medical device company focused on developing minimally invasive devices for the long-term treatment of obesity. From 2004 to 2005, Dr. Goodman served as President and Chief Executive Officer of Interventional Therapeutic Solutions, Inc., an implantable drug delivery systems company. From 2002 to 2003, Dr. Goodman served as Chairman, President and Chief Executive Officer of Pherin Pharmaceuticals, a pharmaceutical discovery and development company. From 1994 to 2001, Dr. Goodman held various positions, including Chief Executive Officer, Chief Medical Officer and director, for LifeMasters Supported SelfCare, Inc., a disease management services company that Dr. Goodman founded. Dr. Goodman holds a B.A.S. in applied science and bioengineering and a M.S.E. in bioengineering from the University of Pennsylvania. He also received an M.D. from Harvard Medical School and the Harvard-M.I.T. Division of Health Sciences and Technology.

W. Mark Lortz has served as a member of our Board of Directors since June 2004. Mr. Lortz served as President and Chief Executive Officer of TheraSense, Inc., a medical device company, from 1997, and as Chairman of TheraSense from 1998, until Abbott Laboratories’ acquisition of TheraSense in April 2004. From 1991 to 1997, Mr. Lortz held various positions, including Group Vice President for Worldwide Operations and International Franchise Development, Group Vice President for Worldwide Business Operations and Vice President of Operations, for LifeScan, Inc., a division of Johnson & Johnson that specializes in medical device technology. Mr. Lortz currently serves as a director of Cutera, Inc., a medical device company that designs and develops laser and other light-based aesthetic systems. Mr. Lortz holds a B.S. in Engineering Science from Iowa State University and an M.B.A. in Management from Xavier University.

Directors Whose Terms Extend Beyond the Annual Meeting

Shai N. Gozani, M.D., Ph.D. founded our company in 1996 and currently serves as Chairman of our Board of Directors and as our President and Chief Executive Officer. Since founding our company in 1996, Dr. Gozani has served in a number of positions at our company including Chairman since 1996, President from 1996 to 1998 and from 2002 to the present, and Chief Executive Officer since 1997. Dr. Gozani holds a B.S. in computer science, an M.S. in Biomedical Engineering and a Ph.D. in Neurobiology, from the University of California, Berkeley. He also received an M.D. from Harvard Medical School and the Harvard-M.I.T. Division of Health Sciences at M.I.T. Prior to forming our company, Dr. Gozani completed a neurophysiology research fellowship in the laboratory of Dr. Gerald Fischbach at Harvard Medical School. Dr. Gozani has published articles in the areas of basic and clinical neurophysiology, biomedical engineering and computational chemistry.

Charles R. LaMantia has served as a member of our Board of Directors since November 2004. In July 1999, Mr. LaMantia retired from the position of Chief Executive Officer, Chairman, and President of Arthur D. Little, Inc, a worldwide professional service company with activities in management consulting, technology and product development, and environmental, health and safety. Mr. LaMantia served as Chief Executive Officer, and President of Arthur D. Little from July 1988 to July 1999. From October 1986 to July 1988, Mr. LaMantia held the position of President and Chief Operating Officer at Arthur D. Little. From 1981 to 1986, Mr. LaMantia served as President and Chief Executive Officer of Koch Process Systems, Inc., an integrated engineering and manufacturing company, owned by Koch Industries. From 1977 to 1981, Mr. LaMantia served as Vice President in charge of Arthur D. Little’s Chemical and Metallurgical Engineering business. Mr. LaMantia currently serves on the Board of Directors of State Street Corporation. He is a member of the Advisory Board of the Carroll School of Management at Boston College. Mr. LaMantia received a B.A. B.S., M.S., and Sc.D. in chemical engineering from Columbia University and completed the Advanced Management Program of Harvard Business School. He was a Sloan Foundation Fellow, a National Science Foundation Fellow, and is a member of Phi Beta Kappa and Tau Beta Pi. He served as an officer in the United States Navy.

Allen J. Hinkle, M.D. has served as a member of our Board of Directors since January 2006. Dr. Hinkle serves as the Chief Medical Officer and Senior Vice President for Tufts Health Plan in Massachusetts, a health insurance provider, where he is responsible for medical management programs and initiatives, since September 2004. Prior to becoming the Chief Medical Officer, Dr. Hinkle was Senior Medical Director and Vice President of Health Care Quality, Policy and Innovations at Blue Cross Blue Shield of Massachusetts, a health insurance provider, from 2001 through September 2004. From 1995 to 2001, Dr. Hinkle was the Chief Medical Officer and Senior Vice President of Quality—Healthcare Management for Anthem Blue Cross Blue Shield of New Hampshire and Matthew Thornton Plan, health insurance provider organizations. Dr. Hinkle has over 30 years of experience in the healthcare field. Dr. Hinkle received a B.S. from the University of Massachusetts at Amherst and an M.D. from Albert Einstein College of Medicine in New York. He is board certified in pediatrics and anesthesiology and is an Associate Professor of Anesthesiology and Pediatrics at Dartmouth Medical School and Associate Professor of Medicine at Tufts University School of Medicine. Dr. Hinkle currently serves as a director of the Massachusetts Healthcare Quality Partnership, a non-profit organization providing information to help physicians improve the quality of patient care. He also owns several U.S. patents on medical devices.

Jonathan T. Lord, M.D. has served as a member of our Board of Directors since January 2006. Dr. Lord has been at Humana, Inc., a health insurance provider, since 2000. Dr. Lord served as the Senior Vice President and Chief Medical Officer of Humana from 2000 to 2001 and has served as Senior Vice President and Chief Innovation Officer since 2001, with responsibility for designing and leading innovative health plan products and processes that encourage and enable people to successfully navigate the health care system. Dr. Lord is a board-certified forensic pathologist and he has 21 years of experience in medical practice. Dr. Lord came to Humana from Health Dialog, a Boston-based Internet provider of health information where he served as President. Prior to joining Health Dialog, he served as Chief Operating Officer of the American Hospital Association (AHA) in Washington, D.C., Executive Vice President of Anne Arundel Medical Center in Annapolis, Maryland, and Executive Vice President of Sun Health in Charlotte, North Carolina. Dr. Lord previously served on the National Advisory Council for Healthcare Research and Quality and as President of the Disease Management Association of America. Dr. Lord currently serves as a director of Stericycle, Inc. a publicly-traded healthcare company focused on medical waste disposal services. Dr. Lord received an M.D. from the University of Miami.

Executive Officers Who Are Not Directors

Gary L. Gregory has served as our Chief Operating Officer since July 2003 and, prior to that time, as our Executive Vice President, Worldwide Sales since July 2002. From 2001 to 2002, Mr. Gregory served as Senior Vice President of Sales & Marketing for PrimeSource Healthcare, Inc., a manufacturer and distributor of specialty medical devices. From 1994 to 2001, Mr. Gregory held a number of senior roles within Johnson & Johnson and its Cordis Divisions, including Director of Strategic Marketing for its Corporate Division which represents all of its medical device businesses, Director of Sales where he co-directed its Cardiology Sales organization, and Director of Corporate Accounts where he built the Corporate Account Department and business spanning all of the Cordis Divisions. From 1989 to 1994, Mr. Gregory held a number of management positions at Baxter Healthcare within Baxter’s CardioVascular Group, where he advanced from Sales to Marketing to Corporate Accounts to Sales Management. Mr. Gregory holds a B.S. in economics from the Pennsylvania State University.

W. Bradford Smith has served as our Chief Financial Officer since February 2005. Prior to joining NeuroMetrix, Mr. Smith was the Chief Financial Officer and Executive Vice President at Synarc, Inc., a provider of clinical trials services to the pharmaceutical and biotechnology industries, since May 2003. At Synarc, he was responsible for global financial operations, raised private equity financing from several venture capital firms and completed the acquisition of a medical imaging services company. Prior to Synarc, Mr. Smith had been the Chief Financial Officer at PatientKeeper, Inc., a company providing healthcare professionals with mobile computing solutions, from March 2000 to May 2003. At PatientKeeper, he was responsible for raising private funding with venture capital and strategic investors and helping the company develop its infrastructure to support commercial operations. Mr. Smith previously served as Chief Financial Officer at Focal, Inc. from 1993 to 2000, and led the company through several rounds of private and public equity financing including the management of its initial public offering. Previous positions held by Mr. Smith include Senior Analyst in mergers and acquisitions for Sanders Associates, a Lockheed company, and Senior Accountant for Coopers & Lybrand. Mr. Smith received his M.B.A. from the Whittemore School at the University of New Hampshire. Mr. Smith received his CPA designation in 1983 and has a B.S. in biology from Tufts University.

Guy Daniello has served as our Senior Vice President of Information Technology since July 2003, and, prior to that time, as our Vice President of Information Technology and Director of Information Technology since 1998. Prior to joining NeuroMetrix, Mr. Daniello was an independent software consultant, the Senior Vice President of Engineering at Shiva Corporation from 1996 to 1997, and the Chief Technology Officer & Vice President of Product Development at Gandalf Technologies from 1993 to 1996. In 1991 he founded Network Architects, a software company. Prior to starting Network Architects, he served as President and Chief Executive Officer of Datamedia Corp. and the Director of Small Systems Development at Honeywell Information Systems. Mr. Daniello holds a B.S. in business administration from Northeastern University.

Michael Williams, Ph.D. has served as our Senior Vice President of Engineering since July 2003 and, prior to that time, as our Vice President of Engineering since May 2000. From March 1996 to January 2000, Dr. Williams served as Division President at Radionics, where he was responsible for all software-based products, including treatment planning and image-guided surgery. Prior to Radionics, he served as an engineer at Hughes Aircraft Space & Communications Group. Dr. Williams received a B.S. in physics and mathematics from University of Puget Sound and an M.S. and Ph.D. in Physics from Brown University.

Directors’ Compensation

The non-employee members of our Board of Directors receive annual cash compensation in the amount of $10,000 for service as a member of our Board of Directors, which is paid following each annual meeting of our stockholders. In addition, these non-employee directors receive the sum of $1,500 for each board or committee meeting that they attend, provided that they are not entitled to additional compensation for attending committee meetings that occur on the same day as a board meeting at which they attend. This cash compensation will be in addition to any stock options or other equity compensation that we determine to grant to our directors on a case by case basis. Dr. Gozani, the only employee member of our Board of Directors, is not separately compensated for his service on our Board of Directors.

In June 2004, we granted each of Mr. Lortz and Dr. Goodman an option to purchase 36,000 shares of our common stock at an exercise price of $8.00 per share, equal to the price per share at our initial public offering. In November 2004, we granted Mr. LaMantia an option to purchase 36,000 shares of our common stock at an exercise price of $9.40, equal to the closing price of our common stock on the grant date. In January 2006, we granted each of Dr. Lord and Dr. Hinkle an option to purchase 36,000 shares of our common stock at an exercise price of $27.28 and $34.04, respectively, equal to the closing price of our common stock on the grant date. Each of these options vests 25% one year after the grant date with the remainder vesting ratably over the following three years on a quarterly basis.

In addition to the compensation described above, we also reimburse all non-employee directors for their reasonable out-of-pocket expenses incurred in attending meetings of our board of directors or any committees thereof.

The following table shows compensation information with respect to services rendered to us in all capacities during the fiscal years ended December 31, 2006 for each member of the Board of Directors.

Director Compensation Table—2006

Name(7)	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		Total Compensation ($)
David E. Goodman, M.D.	$29,500	$41,576	(2)	$71,076
Allen J. Hinkle, M.D.	$17,500	$141,780	(3)	$159,280
Charles R. LaMantia	$26,500	$48,260	(4)	$74,760
Jonathan T. Lord, M.D.	$14,500	$118,250	(5)	$132,750
W. Mark Lortz	$28,000	$41,576	(6)	$69,576

(1)          Based on the dollar amount recognized for financial statement reporting purposes with respect to the year ended December 31, 2006 in accordance with SFAS 123R, disregarding the estimate of forfeitures. The assumptions we used for calculating the grant date fair values are set forth in note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(2)          On June 21, 2004, we granted Dr. Goodman an option to purchase 36,000 shares of our common stock at an exercise price of $8.00 per share (the fair market value on the date of the grant). The grant date fair value of that option is $165,276. Dr. Goodman has 31,000 options outstanding as of December 31, 2006.

(3)          On January 15, 2006, we granted Dr. Hinkle an option to purchase 36,000 shares of our common stock at an exercise price of $34.04 per share (the fair market value on the date of the grant). The grant date fair value of that option is $593,524. Dr. Hinkle has 36,000 options outstanding as of December 31, 2006.

(4)          On November 16, 2004, we granted Mr. LaMantia an option to purchase 36,000 shares of our common stock at an exercise price of $9.40 per share (the fair market value on the date of the grant). The grant date fair value of that option is $193,702. Mr. LaMantia has 31,000 options outstanding as of December 31, 2006.

(5)          On January 1, 2006, we granted Dr. Lord an option to purchase 36,000 shares of our common stock at an exercise price of $27.28 per share (the fair market value on the date of the grant). The grant date fair value of that option is $475,931. Dr. Lord has 36,000 options outstanding as of December 31, 2006.

(6)          On June 21, 2004, we granted Mr. Lortz an option to purchase 36,000 shares of our common stock at an exercise price of $8.00 per share (the fair market value on the date of the grant). The grant date fair value of that option is $165,276. Mr. Lortz has 36,000 options outstanding as of December 31, 2006.

(7)          William Laverack Jr. was a member of our Board of Directors from January 1, 2006 through his resignation from the board on January 15, 2006. Mr. Laverack did not receive any compensation during 2006.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, annual cash incentive compensation, long-term equity incentive compensation and benefits programs.

We place significant emphasis on pay for performance-based incentive compensation, which is designed to reward our executives based on the achievement of predetermined company and individual goals. This Compensation Discussion and Analysis explains our compensation objectives, policies and practices with respect to our named executive officers.

Objectives of Our Executive Compensation Programs

Our compensation programs for our named executive officers are designed to achieve the following objectives:

•        Attract and retain talented and experienced executives in the highly competitive and dynamic medical device industry;

•        Motivate and reward executives whose knowledge, skills and performance are critical to our success;

•        Provide a competitive compensation package which is weighted heavily towards pay for performance, and in which a significant portion of total compensation is determined by company and individual results;

•        Ensure fairness among the executive management team by recognizing the contributions each executive makes to our success; and

•        Motivate our executives to manage our business to meet our short- and long-term objectives, and reward them for meeting these objectives.

Our Compensation Committee

The Compensation Committee oversees the development of our compensation plans and policies for executive officers. The Compensation Committee, which is comprised of two non-employee, independent directors, determines the compensation of our executive officers and administers and makes recommendations and awards under our stock option plans. In order to assist us in determining the amount of executive compensation to pay and the programs to consider implementing, we engaged the services of Aon/Radford, a nationally recognized consulting firm. Specifically, Aon/Radford was engaged by the Compensation Committee to provide a comprehensive review of executive compensation and assist us in the consideration of long-term incentive compensation alternatives. As part of Aon/Radford’s engagement, the Compensation Committee directed Aon/Radford to, among other things, provide competitive market compensation data and make recommendations for pay levels for each component of our executive compensation.

Aon/Radford provided competitive market compensation data for a peer group comprised of medical device companies with comparable profiles in terms of revenues, growth rate and certain other metrics. The comparable companies included Abaxis, Adeza Biomedical, Angiodynamics, Aspect Medical Systems, Cyberonics, Foxhollow Technologies, Immucor, Intuitive Surgical, Natus Medical, NMT Medical, Nuvasive, Othovita, Sonosite, Vascular Solutions, Ventana Medical Systems, and VNUS Medical Technologies. This peer group data was supplemented by survey data on compensation in similarly-size medical device companies.

Each executive officer position was reviewed based on data from this peer group or a subset of this peer group. The Compensation Committee considered this data as well as each executive officer’s responsibilities, prior experience, performance in meeting objectives, ability to provide leadership and guidance to our employees and the anticipated value of their impact on our success. Historically, the base salary and annual cash incentive compensation for a given executive officer has been between the 25th and 50th percentile for that position within the peer group, while the long-term incentives have been at approximately the 75th percentile for each executive officer position.

Our Executive Compensation Programs

Base Salary

We pay our executive officers a base salary, which we review and adjust annually. We believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward executives for their overall performance. Although base salaries are established in part based on the individual experience, skills and expected contributions during the coming year of our executive officers and our executive officers performance during the prior year, we do not view base salaries as primarily serving our objective of paying for performance.

Base salary compensation levels for each of our executive officers, including the Chief Executive Officer, are generally determined by evaluating: (1) the experience of and the responsibilities held (or to be held) by the individual; (2) our past financial performance and future expectations; (3) individual performance; and (4) benchmark data of peer companies. The Compensation Committee does not assign relative weights or rankings to these factors, but instead makes a determination based upon consideration of all of these factors, as well as the progress made with respect to our long-term goals and strategies. Base salary levels for each of our executive officers, other than the Chief Executive Officer, are also based upon evaluations and recommendations made by the Chief Executive Officer. With respect to executive officers who first join us during a year, special consideration is given to each officer’s compensation package at his or her prior place of employment.

In 2006, we increased the base salaries of our named executive officers as follows: Dr. Gozani’s base salary increased from $250,000 to $262,500 per year, Mr. Gregory’s base salary increased from $235,000 to $246,800 per year, Dr. Williams’ base salary increased from $176,400 to $198,500 per year, Mr. Daniello’s base salary increased from $165,375 to $190,200 per year and Mr. Smith’s base salary increased from $220,000 to $231,000 per year. The base salaries of our named executive officers, including Dr. Gozani’s, reflect 5% increases, with the exception of the base salary for Dr.Williams, which was increased 12.5% and the base salary for Mr. Daniello, which was increased 15%. The increases in base salaries for Dr. Williams and Mr. Daniello were based on an analysis of benchmark data from the group of peer companies described previously to effectively move these executive officers closer to the 50th percentile for their respective positions. Our executive officers’ base salaries reflect the initial base salaries that we negotiated with each of our executive officers at the time of his initial employment or promotion and our subsequent adjustments to these amounts to reflect market increases, the growth and stage of development of our company, our executive officers’ performance and increased experience, any changes in our executives’ roles and responsibilities and other factors. The initial base salaries that we negotiated with our executive officers were based on our understanding of the market at the time, the individual experience and skills of, and expected contribution from, each executive officer, the roles and responsibilities of the executive officer, the base salaries of our existing executive officers and other factors.

Annual Cash Incentive Compensation

Consistent with our emphasis on pay for performance incentive compensation programs, our executives are eligible to receive annual cash incentive compensation primarily based upon their performance as measured against predetermined performance goals established by us, including financial measures, product development objectives, the achievement of strategic objectives and individualized objectives for each executive officer. The primary objective of our annual cash incentive compensation is to motivate and reward our named executive officers for meeting our short-term objectives using a pay for performance-based program with objectively determinable performance goals. In addition, we may reserve a portion of each executive’s annual cash incentive compensation to be paid at our discretion based on the executive’s overall performance. We maintain this discretionary portion of the annual cash incentive compensation in order to motivate our executive officers’ overall performance and their performance relating to matters that are not that specifically addressed in the predetermined performance goals that we set. We do not believe that every important aspect of executive performance is capable of being specifically quantified in a predetermined objective performance goal. For example, events outside of our control may occur after we have established the executive officers’ performance goals for the year that require our executives to focus their attention on different or other strategic objectives.

We establish the target amount of our annual cash incentive compensation at a level that represents a meaningful portion of our executive officer’s currently paid out cash compensation. In establishing these levels, in addition to considering the incentives that we want to provide to our executives, we also consider the compensation levels for comparable positions at similarly situated companies, our historical practices and any contractual commitments that we have relating to executive officer compensation. Cash incentive compensation is intended to constitute a significant portion of an executive officer’s incentive and total compensation package.

In 2006, we established a target for annual cash incentive compensation for each of our executive officers of between 25% and 50% of his base salary, depending on the executive officer’s role. The annual cash incentive compensation for our Chief Executive Officer was based on the achievement of a number of predetermined performance goals evaluated at year-end. The goals for 2006 for our Chief Executive Officer related to attaining a specified revenue target, managing operating expenses at specified levels, achieving compliance with Sarbanes Oxley 404, implementing strategies, advancing the organizational structure and certain additional individualized objectives. The cash incentive compensation for our Chief Operating Officer was based on the achievement of a number of predetermined performance goals on a quarterly and year-end basis. The goals for 2006 for our Chief Operating Officer related to attaining a specified revenue target, managing sales and marketing expenses at specified levels, managing organizational structure and staffing, implementing strategic initiatives pertaining to distribution and product launches and certain additional individualized objectives. The cash incentive compensation for our Senior Vice President of Engineering was based on the achievement of a number of predetermined performance goals evaluated on a quarterly and year-end basis. The goals for 2006 for our Senior Vice President of Engineering related to specific product development objectives for improvements to our existing products, including the NC-stat System, and the development of new products, including our third generation diagnostic devices and a drug delivery system. The cash incentive compensation for our Senior Vice President of Information Technology was based on the achievement of a number of predetermined performance goals evaluated on a quarterly and year-end basis. The goals for 2006 for our Senior Vice President of Information Technology related to specific objectives for the onCall Information System, applications and support for the sales, customer service, quality assurance and finance organizations and network and system administration. The annual cash incentive bonus for our Chief Financial Officer was based on the achievement of a number of predetermined performance goals evaluated at year-end. The goals for 2006 for our Chief Financial Officer related to the issuance of timely and accurate financial statements, implementing a plan for achieving compliance with Sarbanes Oxley 404 and certain additional individualized objectives.

In March 2007, our Compensation Committee approved the following cash incentive compensation and bonuses to our executive officers. Our Chief Executive Officer was awarded 50% of his target cash incentive compensation based on an assessment of the achievement of the goals described above. Our Chief Operating Officer was awarded 100% of his target cash incentive compensation for the first three quarters of 2006 and 75% of his target cash incentive compensation for the fourth quarter of 2006 based on an assessment of the achievement of the goals described above. Our Senior Vice President of Information Technology was awarded 99% of his target cash incentive compensation for the first and second quarters of 2006 and 100% of his target cash incentive compensation for the third and fourth quarters of 2006 based on an assessment of the achievement of the goals described above. Our Senior Vice President of Engineering was granted a discretionary bonus for 2006 of $34,734. The Compensation Committee awarded this discretionary bonus to our Senior Vice President of Engineering in light of his overall performance and in light of circumstances which developed in 2006 and impacted the ability to meet the predetermined objectives. Our Chief Financial Officer was awarded 50% of his target cash incentive compensation based on an assessment of the achievement of the goals described above.

Long-Term Incentive Compensation

We grant long-term equity incentive awards in the form of stock options to executives as part of our total compensation package. Consistent with our emphasis on pay for performance-based incentive compensation, these awards represent a significant portion of total executive compensation. We use long-term equity incentive awards in order to align the interests of our executives and our stockholders by providing our executives with strong incentives to increase stockholder value and a significant reward for doing so. Based on the stage of our development and the incentives we are trying to provide to our executives, we have chosen to use stock options, which derive value exclusively from increases in stockholder value, as opposed to restricted stock or other forms of equity awards. Our decisions regarding the amount and type of long-term equity incentive compensation and relative weighting of these awards among total executive compensation have also been based on our understanding of market practices of similarly situated companies and our negotiations with our executives in connection with their initial employment or promotion by us.

Stock option awards provide our executive officers with the right to purchase shares of our common stock at a fixed exercise price typically for a period of up to ten years, subject to continued employment with us. Stock options are earned on the basis of continued service to us and generally vest over four years, beginning with one-fourth vesting one year after the date of grant, then pro-rata vesting quarterly thereafter. Currently, stock option awards are made pursuant to our 2004 Stock Option and Incentive Plan. See also “Employment Agreements and Potential Payments Upon Termination or Change-in-Control” for a discussion of the change-in-control provisions related to stock options.

The exercise price of each stock option granted under our 2004 Stock Option and Incentive Plan must be equal to or above the fair market value of our common stock on the grant date.

We have granted all of our stock options to executives as incentive stock options under Section 422 of the Internal Revenue Code of 1986 (“the Code”), subject to the volume limitations contained in the Code. Generally, for stock options that do not qualify as incentive stock options, we are entitled to a tax deduction in the year in which the stock options are exercised equal to the spread between the exercise price and the fair market value of the stock for which the stock option was exercised. The holders of the stock options are generally taxed on this same amount in the year of exercise. For stock options that qualify as incentive stock options, we do not receive a tax deduction, unless there is a disqualifying disposition at the time of sale by the officer, and the holder of the stock option may receive more favorable tax treatment than he or she would for a non-qualified stock option. In 2006, we granted primarily nonqulaified stock options, as a result of the Code limitations described above.

We have made grants to each of our executive officers on a periodic, but not necessarily annual, basis. In 2006, we considered a number of factors in determining what, if any, stock options to grant to our executives, including:

•       the number of shares subject to, and exercise price of, outstanding options, both vested and unvested, held by our executives;

•       the vesting schedule of the unvested stock options held by our executives; and

•       the amount and percentage of our total equity on a diluted basis held by our executives.

We made new stock option grants to each of our executive officers other than Dr. Gozani in 2006. Dr. Gozani did not receive a stock option grant in 2006, based on an assessment of the factors described above, especially taking into consideration Dr. Gozani’s existing ownership of our stock and the significant grant made to Dr. Gozani in 2004 prior to our initial public offering. We made the following stock option grants in 2006: 30,000 shares to Mr. Gregory, 30,000 shares to Mr. Smith, 25,000 shares to Dr. Williams and 25,000 shares to Mr. Daniello. The size of these grants were determined by evaluating the factors listed above.

In 2007, we adopted an equity award grant policy in order to formalize our approach regarding the timing and pricing of equity awards made to the named executive officers and all other employees. Under this policy, equity awards will only be made to existing employees on an annual basis or in connection with a promotion or other extraordinary event. The amount of annual awards will be determined at a pre-scheduled meeting of our compensation committee that is expected to be held within 45 days after the third trading day following our release our financial results for the prior year. Stock options granted as part of annual awards will either be denominated in shares or dollars, will have an exercise price per share equal to the closing price of our common stock on the date of the meeting at which they were approved and, if denominated in dollars, will be for the number of shares determined using the formula approved by our Compensation Committee at the time of the grants.

Post-Employment Benefits.   Three of our named executive officers, Dr. Gozani, Mr. Gregory and Mr. Smith have employment agreements that provide them with severance payments and benefits in the event we terminate their employment without cause or the executive officer terminates their employment for good reason. We believe that because the severance level is negotiated up front, it makes it easier for us to terminate executives without the need for protracted negotiations over severance.

See “Executive Compensation—Employment Agreements and Potential Payments upon Termination or Change-in-Control” for the definition of cause and good reason under the employment agreements..

In the event of a change in control, under the terms of the Company’s 2004 Stock Option and Equity Incentive Plan and the 1998 Stock Option Plan, all stock options held by the named executive officers become fully vested unless the stock options are replaced by like options by the acquiring company.

Other Benefits Programs.

We believe in creating a cooperative environment in which all employees are committed to us and motivated to meet our business objectives. To that end, there are no additional significant benefits or perquisites that are available to the named executive officers that are not also available to all of our employees. Our employee benefits include a 401(k) profit sharing plan, disability insurance and optional health and dental. The optional health benefit requires cost sharing for all employees, including executive officers, and the dental is fully paid by any employee that elects the coverage.

Deductibility of Executive Compensation Expenses

In general, under Section 162(m) of the Code, we cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The Compensation Committee has considered the limitations on deductions imposed by Section 162(m) of the Code, and it is the Compensation Committee’s present intention that, for so long as it is consistent with its overall compensation objective, substantially all executive compensation will not be subject to the deduction limitations of Section 162(m) of the Code.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the Compensation Committee:
David E. Goodman, M.D.
W. Mark Lortz

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Executive Compensation

The following table shows compensation information with respect to services rendered to us in all capacities during the fiscal year ended December 31, 2006 for (i) the individual who served as the Chief Executive Officer for the fiscal year ended December 31, 2006, (ii) the individual who served as the Chief Financial Officer for the fiscal year ended December 31, 2006, and (ii) each of the three other most highly compensated executive officers who were serving as executive officers at December 31, 2006 and whose aggregate salary and bonus exceeded $100,000 in the fiscal year ended December 31, 2006 (we refer to these individuals, collectively with the Chief Executive Officer and the Chief Financial Officer, as the “named executive officers”):

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonuses	Non-Equity Incentive Plan Compensation ($)	Option Awards (1) ($)		All Other Compensation ($)		Total ($)
Shai N. Gozani, M.D. Ph.D.	2006	262,500		65,625	428,933		7,200	(2)	764,258
Chairman of the Board,
Chief Executive Officer and President
Gary L. Gregory	2006	246,750		115,663	251,241	(4)	7,200	(2)	620,854
Chief Operating Officer
W. Bradford Smith	2006	231,000		34,650	307,191				572,841
Chief Financial Officer and Secretary
Guy Daniello	2006	190,181		47,307	50,487	(3)			287,975
Senior Vice President of
Information Technology
Michael Williams, Ph.D.	2006	198,450	34,734	—	135,332	(5)			368,516
Senior Vice President of
Engineering

(1)           Based on the dollar amount recognized for financial statement reporting purposes with respect to the year ended December 31, 2006 in accordance with SFAS 123R, disregarding the estimate of forfeitures. The assumptions we used for calculating the grant date fair values are set forth in note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(2)           Represents automobile allowance.

(3)           Includes $2,029 of stock-based compensation resulting from the modification of a stock option agreement in which 1,250 stock options were modified to a per share exercise price of $4.48 from a per share exercise price of $2.25. The option modification was to avoid application of Section 409A of the Internal Revenue Code of 1986 (the “Code”).

(4)           Includes $7,451 of stock-based compensation resulting from the modification of a stock option agreement in which 2,167 stock options were modified to a per share exercise price of $4.48 from a per share exercise price of $2.25. The option modification was to avoid application of Section 409A of the Code.

(5)           Includes $9,318 of stock-based compensation resulting from the modification of a stock option agreement in which 1,875 stock options were modified to a per share exercise price of $4.48 from a per share exercise price of $2.25. The option modification was to avoid application of Section 409A of the Code.

The following table sets forth information concerning grants of plan-based awards made to each of the named executive officers during the year ended December 31, 2006.

Grants of Plan-Based Awards—2006

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Target	All Other Option Awards: Number of securities underlying options		Exercise or Base Price of Option Awards		Grant date fair value of stock and option awards
Name	Grant Date	($)	(#)		($ / share)		(1)
Shai N. Gozani, M.D. Ph.D.	9/6/06	131,250
Gary L. Gregory	1/4/06		30,000		30.10		437,358
	9/6/06	123,375
	9/6/06		2,167	(2)	4.48	(2)	40,065	(2)
W. Bradford Smith	1/4/06		30,000		30.10		437,358
	9/6/06	69,300
Guy Daniello	1/4/06		25,000		30.10		364,465
	9/6/06	47,545
	9/6/06		1,250	(3)	4.48	(3)	11,555	(3)
Michael Williams, Ph.D.	1/4/06		25,000		30.10		364,465
	9/6/06	49,612
	9/6/06		1,875	(4)	4.48	(4)	11,555	(4)

(1)          The grant date fair value of options granted is equal to the fair value of the options on the grant date used to determine the compensation expense associated with the grant in the our financial statements and has been calculated using the Black-Scholes option model. See the notes to the financial statements contained in our Annual Report on Form 10-K for the assumptions used.

(2)          These options are a result of a modification to a stock option agreement, in which, 2,167 stock options were modified to a per share exercise price of $4.48 from a per share exercise price of $2.25. The option modification was to avoid application of Section 409A of the Code. The grant date fair value included in the table for this award represents the incremental fair value, computed as of the modification date in accordance with FAS 123R, with respect to the award as modified. Each of these modifications was approved by our Compensation Committee on September 6, 2006, but did not become effective until agreed to by the named executive officer on November 14, 2006.

(3)          These options are a result of a modification to a stock option agreement in which 1,250 stock options were modified to a per share exercise price of $4.48 from a per share exercise price of $2.25. The option modification was to avoid application of Section 409A of the Code. The grant date fair value included in the table for this award represents the incremental fair value, computed as of the modification date in accordance with FAS 123R, with respect to the award as modified. Each of these modifications was approved by our Compensation Committee on September 6, 2006, but did not become effective until agreed to by the named executive officer on November 14, 2006.

(4)          These options are a result of a modification to a stock option agreement, in which 1,875 stock options were modified to a per share exercise price of $4.48 from a per share exercise price of $2.25. The option modification was to avoid application of Section 409A of the Code. The grant date fair value included in the table for this award represents the incremental fair value, computed as of the modification date in accordance with FAS 123R, with respect to the award as modified. Each of these modifications was approved by our Compensation Committee on September 6, 2006, but did not become effective until agreed to by the named executive officer on November 14, 2006.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below. The terms of employment agreements that we have entered into with our executives are described below under “Employment Agreements and Potential Payments Upon Termination or Change-in-Control.”

Annual Cash Incentive Compensation

In 2006, we established target annual cash incentive compensation for each of our named executive officers as a percentage of that executive’s base salary, as follows: Dr. Gozani—50%; Mr. Gregory—50%; Mr. Smith—30%; Dr. Williams—25%; and Mr. Daniello—25%. The cash incentive compensation paid upon the achievement of these predetermined performance goals are reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. Additionally, in the 2006 Grants of Plan-Based Awards table, the “Estimated Possible Payouts under Non-Equity Incentive Plan Awards” column for each of the executives relates to the portion of our annual cash incentive compensation that was payable upon the achievement of these predetermined performance goals. The target represents the payout that would have been received if each performance goal was met. We did not establish separate threshold and maximum payouts above or below the target level for each performance goal, although the amount of the actual payout was dependent on the number of performance goals met.

2006 Stock Option Grants

In 2006, we granted stock options to our named executive officers under our 2004 Stock Option and Incentive Plan, as described above. Each stock option granted has a term of ten years and may be exercised at any time and from time to time prior to its expiration for all or a portion of such option shares that have vested. Each stock options vest over four years with 25% of the total award vesting after one year and the remainder vesting in equal quarterly installments thereafter. Generally, to the extent vested, each stock option is exercisable during the term of the option while the grantee is employed by us and for a period of three months thereafter, unless such termination is upon death or disability, in which the grantee may continue to exercise the option for a period of 12 months, or for cause, in which case the option terminates immediately. Vesting of this stock option is also subject to acceleration in some certain circumstances in connection with a change-in-control as described below in “—Employment Agreements and Potential Payments Upon Termination or Change-in-Control.”

The table below sets forth information with respect to our named executive officers concerning the exercise of options during the year ended December 31, 2006.

Option Exercises and Stock Vested Table—2006

	Number of Shares Acquired	Value Realized
	on Exercise (#)	on Exercise ($)(1)
Shai N. Gozani, M.D., Ph.D.	—	—
Gary L. Gregory	61,833	$1,735,383
W. Bradford Smith	50,000	$1,163,686
Guy Daniello	—	—
Michael Williams, Ph.D.	—	—

(1)          Value realized is calculated as the difference between the market price at the time of the exercise and the option price.

The table below sets forth information with respect to our named executive officers concerning the outstanding equity awards as of December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End—2006

		Number of Securities Underlying Unexercised Options Option Awards(1)
		(#) Exercisable	(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Shai N. Gozani, M.D., Ph.D.	(1)	234,375	140,625	$8.00	6/21/14
Gary L. Gregory	(2)	39,062	23,438	$8.00	6/02/14
	(3)	0	5,500	$2.25	1/01/13
	(4)	0	30,000	$30.10	1/04/16
	(5)	2,167	0	$4.48	6/05/13
W. Bradford Smith	(16)	12,125	79,875	$9.90	2/14/15
	(17)	0	30,000	30.10	1/04/16
Guy Daniello	(6)	3,750	0	$2.25	10/13/12
	(7)	679	679	$2.25	1/01/13
	(8)	625	625	$4.48	6/05/13
	(9)	0	25,000	30.10	1/04/16
Michael Williams, Ph.D.	(10)	1,138	1,138	$2.25	1/01/13
	(11)	187	0	$2.25	1/15/12
	(12)	3,750	7,500	$2.25	9/18/13
	(13)	625	0	$2.25	6/05/13
	(14)	1,250	625	$4.48	6/05/13
	(15)	0	25,000	$30.10	1/04/16

1)     These options were granted on June 21, 2004. The options vest 25% on the first anniversary of the grant date and then 1/16th each quarter there after until fully vested.

2)              These options were granted on June 21, 2004. The options vest 25% on the first anniversary of the vest start date and then 1/16th each quarter there after until fully vested.

3)              These options were granted on January 1, 2003. The options vest 25% on the first, second, third and fourth anniversaries of the grant date.

4)              These options were granted on January 4, 2006. The options vest 25% on the first anniversary of the grant date and then 1/16th each quarter there after until fully vested.

5)              These options were granted on April 8, 2004 and modified on September 6, 2006. These options are a result of a modification to a stock option agreement in which 2,167 stock options were modified to a per share exercise price of $4.48 from a per share exercise price of $2.25. The option modification was to avoid application of Section 409A of the Code. The options vest 28% on the first anniversary of the grant date and then 2.4% each month for the next 30 months.

6)              These options were granted on October 13, 2002. The options vest 25% on the first, second, third and fourth anniversaries of the grant date.

7)              These options were granted on January 1, 2003. The options vest 25% on the first, second, third and fourth anniversaries of the grant date.

8)              These options were granted on April 8, 2004 and modified on. September 6, 2006. These options are the result of a modification to a stock option agreement in which 1,250 stock options were modified to a per share exercise price of $4.48 from a per share exercise price of $2.25. The option modification was to avoid the application of Section 409A of the Code. The options vest 25% on the first, second, third and fourth anniversaries of the vest start date of June 5, 2003.

9)              These options were granted on January 4, 2006. The options vest 25% on the first anniversary of the grant date and then 1/16th each quarter there after until fully vested.

10)       These options were granted on January 1, 2003. The options vest 25% on the first, second, third and fourth anniversaries of the grant date.

11)       These options were granted on April 8, 2004. The options vest equally over 36 months starting on January 15, 2002.

12)       These options were granted on September 18, 2003. The options vest 25% on the first, second, third and fourth anniversaries of the grant date.

13)       These options were granted on April 8, 2004. The options vest 25% on the first, second, third and fourth anniversaries of the vest start date of June 5, 2003.

14)       These options were granted on April 8, 2004 and modified on September 6, 2006. These options are a result of a modification to a stock option agreement in which 1,875 stock options were modified to a per share exercise price of $4.48 from a per share exercise price of $2.25. The option modification was to avoid application of Section 409A of the Code. The options vest 25% on the first, second, third and fourth anniversaries of the vest start date of June 5, 2003.

15)       These options were granted on January 4, 2006. The options vest 25% on the first anniversary of the grant date and then 1/16th each quarter there after until fully vested.

16)       These options were granted on February 14, 2005. The options vest 25% on the first anniversary of the grant date and then 1/16tth each quarter there after until fully vested.

17)       These options were granted on January 4, 2006. The options vest 25% on the first anniversary of the grant date and then 1/16th each quarter there after until fully vested.

Employment Agreements and Potential Payments upon Termination or Change-in-Control

Shai N. Gozani, M.D., Ph.D.

We entered into an employment agreement with Dr. Gozani, effective as of June 21, 2004. Under the terms of the employment agreement, Dr. Gozani is to be paid an annual base salary determined by our Compensation Committee but not less than $250,000. Dr. Gozani’s salary for 2006 was $262,500. Dr. Gozani is also eligible to receive an annual cash performance bonus of up to 50% of his annual salary if certain performance objectives, determined by Dr. Gozani and our Compensation Committee, are met. In addition, pursuant to this employment agreement, we granted Dr. Gozani stock options to purchase 375,000 shares of common stock at an exercise price of $8.00 per share, equal to the price per share at the initial public offering. This stock option has a term of ten years and vests over four years with 25% of the total award vesting after one year and the remainder vesting ratably over the following three years on a quarterly basis.

The employment agreement may be terminated by us with or without cause or by Dr. Gozani. Under the terms of the employment agreement, if (1) we terminate Dr. Gozani for any reason other than willful non-performance of his duties under the employment agreement, intentional fraud or dishonesty with respect to our business or conviction of a felony, which we refer to as a termination without cause, or (2) Dr. Gozani resigns as a result of a reduction in his responsibilities with us, reduction in his status with us, reduction of his salary, relocation of our corporate offices more than 35 miles from their current location or breach by us of the employment agreement, which we refer to as a termination for good reason, Dr. Gozani will be entitled to his full base salary at his then-current annual rate of pay, plus benefits and applicable bonus payments, through the date of his termination. In addition, in the event of such a termination, we will continue to pay Dr. Gozani his then-current annual base salary for one year following the termination and Dr. Gozani will be entitled to acceleration of one year of vesting under the option granted pursuant to his employment agreement. Additionally, Dr. Gozani will be entitled to his full annual cash performance bonus in the year that any of the following sale transactions occurs:

•       a sale of substantially all of our assets;

•       a merger or combination with another entity, unless the merger or combination does not result in a change in ownership of our voting securities of more than 50%; or

•       the sale or transfer of more than 50% of our voting securities.

Additionally, upon the occurrence of a sale transaction, Dr. Gozani will be entitled to acceleration of vesting for 25% of the option granted pursuant to his employment agreement. If a sale transaction occurs within nine months after a termination without cause or for good reason or the termination of Dr. Gozani’s employment as a result of his death or disability, this stock option will become fully vested as to the total award.

The following table quantifies the estimated payments that would be made to Dr. Gozani in the event of any termination or change-in-control of the Company. This table assumes that the applicable event occurred as of December 31, 2006.

Payments and Benefits	Termination Without Cause or for Good Reason	Change-in-Control following Termination(1)	Change-in-Control(2)
Cash Severance	$262,500
Bonus(3)			$131,250
Stock Options(4)	$647,813	$971,719	$647,813
Total	$910,313	$971,719	$779,063

(1)          Assumes that a sale transaction under Dr. Gozani’s employment agreement as such term is described above occurred on December 31, 2006 and within nine months after the effective date of a termination due to death or disability, termination without cause or termination for good reason. Also assumes that the vesting of Dr. Gozani’s options did not accelerate upon his prior termination.

(2)          Change-in-control refers to a sale transaction under Dr. Gozani’s employment agreement as such term is described above. Assumes that Dr. Gozani’s stock options are continued, assumed or replaced in the sale transaction. Otherwise, full vesting would occur pursuant to the terms of our 1998 Equity Incentive Plan.

(3)          As described above, Dr. Gozani’s full bonus is payable in any year in which a sale transaction occurs.

(4)          Calculated based on the spread between the exercise price of the options accelerated upon the occurrence of the relevant event and the closing stock price of our common stock on the Nasdaq Global Market on December 31, 2006 of $14.91.

Gary L. Gregory

We entered into a letter agreement with Mr. Gregory effective July 1, 2002, which provides for our employment of Mr. Gregory on an at-will basis. Under the letter agreement, Mr. Gregory’s initial annual salary was $200,000, subject to subsequent increases in the discretion of our Chief Executive Officer or our Board of Directors. Mr. Gregory’s salary for 2006 was $246,750. Under the letter agreement, Mr. Gregory also is eligible to receive annual incentive cash compensation of up to 50% of his annual salary, if certain performance objectives, determined by our Compensation Committee, primarily related to quarterly and annual sales revenue targets, are met. Pursuant to this letter agreement, we granted Mr. Gregory a stock option to purchase 110,000 shares of common stock at a price of $2.25 per share. This stock option has a term of ten years and vested over three and one-half years following its grant. Under the terms of the letter agreement, if (1) we terminate Mr. Gregory’s employment for any reason other than willful misconduct, which we refer to as a termination without cause, or (2) Mr. Gregory resigns as a result of our material breach of the terms of the letter agreement, which we refer to as a termination for good reason, then Mr. Gregory will be entitled to receive his base salary, car allowance and continuation of health benefits for a period of nine months from the date of the termination, subject to Mr. Gregory executing a release agreement with us. Additionally, in the event of a termination without cause or for good reason, Mr. Gregory will be entitled to the acceleration of nine months of vesting under certain stock options granted to Mr. Gregory, subject to Mr. Gregory executing a release agreement with us. Additionally, in the event of a change-in-control which results in a termination of Mr. Gregory without cause or for good reason, which includes Mr. Gregory’s resignation as a result of a required relocation to a worksite more than 50 miles from our worksite prior to the change-in-control, Mr. Gregory will be entitled to receive his base salary, car allowance and continuation of health benefits for a period of nine months from the date of the termination of employment and certain stock options granted to Mr. Gregory will vest in full, subject to Mr. Gregory executing a release agreement with us. Under Mr. Gregory’s letter agreement, a change-in-control is defined as a consolidation or merger in which we are not the surviving corporation or which results in the acquisition of substantially all of our outstanding shares by a single person or a group of persons or entities acting in concert or the sale or transfer of substantially all of our assets.

The following table quantifies the estimated payments that would be made to Mr. Gregory in the event of any termination or change-in-control of the Company. This table assumes that the applicable event occurred as of December 31, 2006.

Payments and Benefits	Termination Without Cause or for Good Reason		Termination Without Cause or for Good Reason upon Change-in-Control
Cash Severance	$185,063	(1)	$185,063	(1)
Stock Options(2)	$80,971	(3)	$161,957	(4)
Health Care Benefits	$8,010	(5)	$8,010	(5)
Other Perquisites	$5,400	(6)	$5,400	(6)
Total	$279,444		$360,430

(1)          Represents nine months of salary based on Mr. Gregory’s salary during 2006 of $246,750.

(2)          Calculated based on the spread between the exercise price of the options accelerated upon the occurrence of the relevant event and the closing stock price of our common stock on the Nasdaq Global Market on December 31, 2006 of $14.91. Assumes that Mr. Gregory’s stock options are continued, assumed or replaced in the change-in-control transaction. Otherwise, full vesting would occur pursuant to the terms of the Company’s 1998 Equity Incentive Plan and 2004 Stock Option and Incentive Plan.

(3)          Represents accelerated vesting of options to purchase 11,718 shares of common stock at an exercise price of $8.00 per share.

(4)          Represents accelerated vesting of options to purchase 23,438 shares of common stock at an exercise price of $8.00 per share.

(5)          Represents the cost of nine months of continued medical insurance, using the same assumptions used for financial reporting purposes.

(6)          Represents nine months of Mr. Gregory’s car allowance.

W. Bradford Smith

We entered into a letter agreement with Mr. Smith on February 7, 2005, which provides for our employment of Mr. Smith, as our Chief Financial Officer, on an at-will basis beginning on February 14, 2005. Under the letter agreement, Mr. Smith’s initial annual salary was $220,000, subject to periodic review and adjustment at our discretion. Mr. Smith’s salary for 2006 was $231,000. Under the letter agreement, Mr. Smith will be also eligible to receive an annual incentive cash compensation of up to 30% of his annual salary, if certain performance objectives, determined by Mr. Smith and us, are met.

Pursuant to the letter agreement, we also granted Mr. Smith stock options to purchase 142,000 shares of common stock at a price equal to the closing price of our common stock on the date Mr. Smith’s employment with us commenced, which was $9.90 per share. This stock option has a term of ten years and vests over four years with 25% of the total award vesting one year after the commencement of Mr. Smith’s employment with us and the remainder vesting ratably over the following three years on a quarterly basis.

Under the terms of the letter agreement, if (1) we terminate Mr. Smith’s employment without cause or (2) Mr. Smith resigns as a result of our material breach of the terms of the letter agreement, which we refer to as a termination for good reason, then Mr. Smith will be entitled to receive his base salary and continuation of health benefits for a period of nine months from the date of such termination of Mr. Smith, subject to Mr. Smith executing a release agreement with us. Additionally, in the event of a termination of Mr. Smith without cause or for good reason, Mr. Smith will be entitled to the acceleration of nine months of vesting under the option granted pursuant to his letter agreement.

If a sale transaction occurs, Mr. Smith will be entitled to acceleration of vesting for 25% of the total award granted pursuant to his letter agreement. The following will be considered sale transactions under Mr. Smith’s option agreement:

•       a sale of substantially all of our assets;

•       a merger or combination with another entity, unless the merger or combination does not result in a change in ownership our voting securities of more than 50%; or

•       the sale or transfer of more than 50% of our voting securities.

The following table quantifies the estimated payments that would be made to Mr. Smith in the event of any termination or change-in-control of the Company. This table assumes that the applicable event occurred as of December 31, 2006.

Payments and Benefits	Termination Without Cause or for Good Reason		Change-in-Control(1)
Cash Severance	$173,250	(2)	$173,250	(2)
Stock Options(3)	$133,391	(4)	$177,855	(5)
Total	$306,641		$351,105

(1)          Change-in-control refers to a sale transaction under Mr. Smith’s letter agreement, as such term is described above.

(2)          Represents nine months of salary based on Mr. Smith’s salary during 2006 of $231,000.

(3)          Calculated based on the spread between the exercise price of the options accelerated upon the occurrence of the relevant event and the closing stock price of our common stock on the Nasdaq

Global Market on December 31, 2006 of $14.91. Assumes that Mr. Smith’s stock options are continued, assumed or replaced in any sale transaction. Otherwise, full vesting would occur pursuant to the terms of the Company’s 2004 Stock Option and Incentive Plan.

(4)          Represents accelerated vesting of options to purchase 26,625 shares of common stock at an exercise price of $9.90 per share.

(5)          Represents accelerated vesting of options to purchase 35,500 shares of common stock at an exercise price of $9.90 per share.

The amounts described in the tables above do not include payments and benefits to the extent they have been earned prior to the termination of employment or change-in-control or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:

Accrued salary, bonus and vacation pay;
Distribution of plan balances under our 401(k) plan;
Disability insurance payouts in the event of disability.

Dr. Gozani, Mr. Gregory, Mr. Smith, Mr. Daniello and Dr. Williams have each entered into a confidentiality and non-competition agreement with us, which provides for protection of our confidential information, assignment to us of intellectual property developed by the executive officer and non-compete and non-solicitation obligations that are effective during, and for 12 months following termination of, the executive officer’s employment.

Under our 1998 Equity Incentive Plan and our 2004 Stock Option and Incentive Plan, vesting of the stock options granted thereunder fully accelerates in connection with certain sale events, as described therein, unless such stock options are continued, assumed or replaced in the transaction constituting such sale event.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2006 regarding the number of securities to be issued upon exercise, and the weighted average exercise price, of outstanding options, warrants and rights under our equity compensation plans and the number of securities available for future issuance under our equity compensation plans.

Equity Compensation Plan Information as of December 31, 2006

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	1,215,094	$14.66	1,585,042 (2)
Totals	1,215,094	$14.66	1,585,042

(1)          Includes information related to our 1996 Stock Option/Restricted Stock Plan, 1998 Equity Incentive Plan, 2004 Stock Option and Incentive Plan and 2004 Employee Stock Purchase Plan.

(2)          As of December 31, 2006, there were 1,265,979 shares available for future grant under the Amended and Restated 2004 Stock Option and Incentive Plan. There are also 319,063 common shares authorized and available for issuance under our 2004 Employee Stock Purchase Plan included in the total number of securities available for future issuance. No new stock grants or awards will be made under the Amended and Restated 1996 Stock Option/Restricted Stock Plan or the Amended and Restated 1998 Equity Incentive Plan.

Executive and Director Compensation Process

The Compensation Committee of our board of directors has the authority to determine all compensation payable to our executive officers. Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of all executive officers, other than his own, but the Compensation Committee is ultimately responsible for approving this compensation. As noted above, in 2006, the Compensation Committee engaged AON/Radford to assist in the determination of executive compensation.

Our board of directors has the authority to approve all compensation payable to our directors, although the Compensation Committee is responsible for making recommendations to our board regarding this compensation. Additionally, our Chief Executive Officer may also make recommendations or assist the Compensation Committee in making recommendations regarding director compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee include Dr. Goodman and Mr. Lortz. None of our executive officers serves as a member of the Board of Directors or Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. None of the persons who are members of our Compensation Committee have ever been employed by us.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The following table sets forth certain information concerning beneficial ownership as of January 31, 2007 of our common stock by:

•       each person known by us to beneficially own 5% or more of our common stock;

•       each of our directors and nominees for director;

•       each of our named executive officers; and

•       all of our directors, nominees for director and executive officers as a group.

The number of common shares “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes (1) any shares as to which the person or entity has sole or shared voting power or investment power and (2) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after January 31, 2007, including any shares that could be purchased by the exercise of options or warrants on or within 60 days after January 31, 2007. Each stockholder’s percentage ownership is based on 12,605,271 shares of our common stock outstanding as of January 31, 2007 plus the number of shares of common stock that may be acquired by such stockholder upon exercise of options that are exercisable on or within 60 days after January 31, 2007.

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws.

	Amount and Nature of Beneficial Ownership			Percent
Name and Address (1) of Beneficial Owner	Common Stock	Options(2)	Total	of Class of Total
Directors and Executive Officers
Shai N. Gozani, M.D., Ph.D.	469,538	257,812	727,350	5.7%
Gary L. Gregory	32,833	58,135	90,968	*
Guy Daniello	9,827	11,983	21,810	*
Michael Williams, Ph.D.	526	14,338	14,864	*
W. Bradford Smith	—	28,499	28,499	*
David E. Goodman, M.D.	—	19,750	19,750	*
Allen Hinkle, M.D.	—	9,000	9,000	*
Charles R. LaMantia	—	15,250	15,250	*
Jonathan T. Lord, M.D.	—	11,250	11,250	*
W. Mark Lortz	—	24,750	24,750	*
All Directors and Executive Officers as a group (10 persons)(3)	512,724	450,767	963,491	7.4%
Beneficial Owner of 5% or More Other than
Directors and Executive Officers
FMR Corp. (Fidelity Management & Research Co.), Edward C. Johnson, 3d(4)	1,887,267	—	1,887,267	15.0%
State of Wisconsin Investment Board(5)	1,228,327	—	1,228,327	9.7%
JPMorgan Chase & Co(6)	835,523	—	835,523	6.6%
Barclays Global Investors NA(7)	811,314	—	811,314	6.4%
Wells Fargo & Company(8)	678,100	—	678,100	5.4%

*                    Represents less than 1% of the outstanding shares of common stock.

(1)          Unless otherwise indicated, the address of each stockholder is c/o NeuroMetrix, Inc., 62 Fourth Avenue, Waltham, Massachusetts 02451.

(2)          Includes all options that are exercisable on or within 60 days from January 31, 2007 by the beneficial owner.

(3)          See notes (1) - (2) above.

(4)          FMR Corp. reported sole voting power with respect to 6,100 shares and each of FMR and Edward C. Johnson reported sole investment power with respect to the same 1,887,267 shares. Edward C. Johnson 3d reported beneficial ownership of the shares beneficially owned by FMR Corp. as a result of his relationship as Chairman and a stockholder of FMR Corp. The address of FMR Corp. and Edward C. Johnson 3d is 82 Devonshire Street, Boston, Massachusetts 02109. Information regarding FMR Corp. and Edward C. Johnson 3d is based solely upon a Schedule 13G filed jointly by FMR Corp. and Edward C. Johnson 3d with the Securities and Exchange Commission on February 14, 2007.

(5)          State of Wisconsin Investment Board reported sole voting power and sole investment power with respect to 1,228,327 shares. The address of State of Wisconsin Investment Board is P.O. Box 7842, Madison, WI 53707. Information regarding State of Wisconsin Investment Board is based solely on a Schedule 13G filed by this entity with the SEC on February 12, 2007.

(6)          JPMorgan Chase & Co. reported sole voting power with respect to 790,073 shares and sole investment power with respect to 835,523 shares. The address of JPMorgan Chase & Co. is 270 Park Avenue, New York, NY 10017. Information regarding JP Morgan Chase & Co. is based solely on a Schedule 13G filed by this entity with the SEC on February 8, 2007.

(7)          Barclays Global Investors, NA. reported sole voting power with respect to 568,174 shares and sole investment power with respect to 628,391 of shares. Barclays Global Fund Advisors reported sole voting power and sole investment power with respect to 182,923 shares. Barclays Global Investors Japan Limited reported sole investment power with respect to 751, 097 shares and sole investment power with respect to 811,314 shares. Barclays Global Investors, Ltd. and Barclays Global Investors Japan Trust and Banking Company Limited reported. The address Barclays Global Investors, NA. and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, CA 94105. The address Barclays Global Investors Japan Limited is Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan. Information regarding Barclays Global Investors, NA. is based solely on a Schedule 13G filed by this entity with the SEC on January 23, 2007.

(8)          Wells Fargo & Company reported sole voting power with respect to 649,300 shares and sole investment power with respect to 677,100 shares. The address of Wells Fargo is 420 Montgomery Street, San Francisco, CA 94104. Information regarding Wells Fargo & Company is based solely on a Schedule 13G filed by this entity with the SEC on January 5, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee is required for all such transactions. The term “related party transactions” shall refer to transactions required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

During the year 2006 there were no related party transactions.

AUDIT COMMITTEE REPORT

The undersigned members of the Audit Committee of the Board of Directors submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2006 as follows:

1.     The Audit Committee has reviewed and discussed with management the audited financial statements for the Company for the fiscal year ended December 31, 2006.

2.     The Audit Committee has discussed with representatives of PricewaterhouseCoopers LLP the matters required to be discussed with them under the provisions of Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, au section 380), as adopted by the Public Company Accountacy Oversight Board in Rule 3200T, and may be modified or supplemented.

3.     The Audit Committee has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and has discussed with PricewaterhouseCoopers LLP the auditors’ independence from the Company and management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

Respectfully submitted by the Audit Committee:
David E. Goodman, M.D. Charles R. LaMantia W. Mark Lortz

PROPOSAL 2: RATIFICATION OF SELECTION OF AUDITORS

Introduction

The Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers LLP, independent certified public accountants, to serve as our auditors for the year ending December 31, 2007. It is expected that a representative of PricewaterhouseCoopers, LLP will be present at the annual meeting with the opportunity to make a statement, if so desired, and will be available to respond to appropriate questions.

Vote Required

The selection of our independent auditors for the year ending December 31, 2007 will be ratified upon the affirmative vote of a majority of the votes properly cast for and against such matter. Abstentions and broker non-votes are not included in the number of votes cast for and against a matter and therefore have no effect on the vote on such matter. The ratification of this selection by our stockholders is not required under the laws of the State of Delaware, where we are incorporated, but the results of this vote will be considered by the Audit Committee in selecting auditors for future years.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2007. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THE RATIFICATION UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

ACCOUNTING FEES

Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2006 and December 31, 2005 are as follows:

Audit Fees

During 2006, the audit fees billed by PricewaterhouseCoopers LLP for professional services rendered for the 2006 audit of our annual financial statements and the review of the financial statements included in our quarterly reports on Form 10-Q totaled $355,000 and the estimated fees remaining to be billed to us by PricewaterhouseCoopers LLP for professional services rendered for the audit of our annual financial statements for 2006 are approximately $200,000. The aggregate fees billed to us by PricewaterhouseCoopers LLP for professional services rendered for the 2005 audit of our annual financial statements the review of the financial statements included in our quarterly reports on Form 10-Q totaled $525,000 of which $309,000 was billed in 2006.

Audit-Related Fees

There were no fees billed by PricewaterhouseCoopers LLP for any services other than audit or tax-related services in 2006 and in 2005.

Tax Fees

The total fees billed by PricewaterhouseCoopers LLP for tax services were $0 in 2006 and $55,675 in 2005. These fees were for services related to (a) tax compliance, (b) tax planning and tax advice, including a Tax Code Section 382 analysis and (c) requests for rulings or technical advice from tax authorities.

All Other Fees

There were a total of $1,500 in fees billed by PricewaterhouseCoopers LLP for any services other than audit or tax-related services in 2006 and in 2005. These fees relate to a software subscription service that provides references to accounting pronouncements.

Pre-Approval Policies and Procedures

Under the Audit Committee’s charter, the Audit Committee is authorized to delegate to one or more of its members the authority to pre-approve audit and non-audit services. The Audit Committee has not delegated its pre-approval authority. The Audit Committee approved all audit and non-audit services provided to us by PricewaterhouseCoopers LLP during the 2006 and 2005 fiscal years.

STOCKHOLDER PROPOSALS

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in our proxy statement and form of proxy for our 2008 annual meeting must be received by us on or before December 26, 2007 in order to be considered for inclusion in our proxy statement and form of proxy. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: NeuroMetrix, Inc., 62 Fourth Avenue, Waltham, Massachusetts 02451, Attn.: Secretary.

Stockholder proposals to be presented at our 2008 annual meeting, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in our proxy statement and form of proxy for our 2008 annual meeting, must be received in writing at our principal executive office not earlier than January 24, 2008, nor later than February 23, 2008, unless our 2008 annual meeting of stockholders is scheduled to take place before April 23, 2008 or after July 22, 2008. Our by-laws state that the stockholder must provide timely written notice of such nomination or proposal and supporting documentation. A stockholder’s notice will be timely if received by us at our principal executive office not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (the “Anniversary Date”); provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before the Anniversary Date or more than 60 days after the Anniversary Date, a stockholder’s notice shall be timely if received by us at its principal executive office not later than the close of business on the later of (1) the 90th day prior to the scheduled date of such annual meeting or (2) the 10th day following the day on which public announcement of the date of such annual meeting is first made by us. In the event that the number of directors to be elected to our Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by us at least 85 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to us at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules and regulations governing the exercise of this authority. Any such proposals shall be mailed to: NeuroMetrix, Inc., 62 Fourth Avenue, Waltham, Massachusetts 02451, Attn.: Secretary.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by us, and in addition to soliciting stockholders by mail through its regular employees, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of our company registered in the names of a nominee and, if so, we will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some stockholders in person or by mail, telephone, telegraph, e-mail or other form of electronic communication following the original solicitation. We may retain a proxy solicitation firm to assist in the solicitation of proxies. We will bear all reasonable solicitation fees and expenses if we retain such a proxy solicitation firm.

MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS

Owners of common stock in street name may receive a notice from their broker or bank stating that only one annual report or proxy statement will be delivered to multiple security holders sharing an address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate annual report or proxy statement, the Company will promptly deliver a separate copy to any stockholder upon written or oral request to the Company’s investor relations department at Neurometrix, Inc, 62 Fourth Avenue, Waltham, MA 02109 or by telephone at (781) 890-9989 or by e-mail at neurometrix.ir@neurometrix.com.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and holders of more than 10% of our common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Such Reporting Persons are required by regulations of the SEC to furnish us with copies of all such filings. To our knowledge, based solely upon our review of the copies of the filings furnished to us with respect to the year ended December 31, 2006 and written representations from certain Reporting Persons, we believe that all Reporting Persons complied with all Section 16(a) filing requirements in the year ended December 31, 2006 with the exception of the form 4 filings by Michael Williams, W. Bradford Smith, Guy Daniello and Gary Gregory related to options that were granted to each of them on January 4, 2006 and each form 4 filed on January 17, 2006.

NEUROMETRIX, INC.
C/O American Stock Transfer & Trust Company
59 Maiden Lane
New York, N.Y. 10038
Your vote is important. Please vote immediately.

Vote-by-Internet	Vote-by-Telephone
Log on to the Internet and go to http://www.voteproxy.com	Call toll-free: 1-800-PROXIES (1-800-776-9437)from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL.

☒             Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND PROPOSAL 2.

1.                 To elect two members to the Board of Directors as Class III Directors, to serve until our 2010 annual meeting of stockholders and until their successors have been duly elected and qualified or until their earlier resignation or removal.

NOMINEES: (01) David E. Goodman, M.D.

FOR THE NOMINEE  ☐           ☐  WITHHELD FROM THE NOMINEE

(02) W. Mark Lortz

FOR THE NOMINEE  ☐           ☐  WITHHELD FROM THE NOMINEE

2.                 To ratify the selection of  PricewaterhouseCoopers LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2007.

FOR  ☐        AGAINST  ☐        ABSTAIN  ☐

In their discretion, to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  ☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING  ☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE NOMINEES LISTED UNDER PROPOSAL 1 AND FOR PROPOSAL 2.

NOTE: Please sign exactly as name appears on your certificate. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full name and title as such.

Please sign, date and return promptly in the accompanying envelope.

Signature of Stockholder	Signature of Stockholder
Print Name of Stockholder	Print Name of Stockholder
Date	Date

DETACH HERE

NeuroMetrix, Inc.
Proxy for Annual Meeting of Stockholders
May 23, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF NEUROMETRIX, INC.

The undersigned, revoking all other prior proxies, hereby appoints Shai N. Gozani, M.D., Ph.D. and W. Bradford Smith and each of them alone, proxies, with full power of substitution, to vote all shares of common stock, par value $0.0001 per share, of NeuroMetrix, Inc. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, to be held on Wednesday, May 23, 2007, at 8:30 a.m., local time, in the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, MA 02109, and any adjournments or postponements thereof,  with all powers the undersigned would possess if present, upon the matters set forth in the Notice of Annual Meeting of Stockholders and related Proxy Statement dated April 23, 2007, a copy of which has been received by the undersigned, AND IN THEIR DISCRETION UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. Attendance by the undersigned at the meeting or at any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicates at the meeting the intention of the undersigned to vote said shares in person.

PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE